EXHIBIT 10.5
FIRST AMENDMENT TO THE
CREDIT CARD PROGRAM AGREEMENT
     This First Amendment to the Credit Card Program Agreement (“First Amendment”) is made and entered into as of 12:01 a.m., Chicago time on the 5th day of March, 2006 (“Amendment Effective Time”) by and between HSBC Bank Nevada, National Association (“HSBC”), and The Bon-Ton Stores, Inc. (“Bon-Ton”) to that certain Credit Card Program Agreement, dated as of June 20, 2005 (“Agreement”).
     WHEREAS, the undersigned parties desire to amend the Agreement; and,
     WHEREAS, the undersigned parties recognize that Bon-Ton has agreed to purchase from Saks Incorporated (“Saks”) certain retail locations that comprise the Saks Northern Department Store Group (“NDSG”) and that Bon-Ton presently anticipates that the closing of Bon-Ton’s acquisition of NDSG will be completed on March 6, 2006, but will be effective as of 12:01 a.m., Chicago time on March 5, 2006.
     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSBC and Bon-Ton do hereby agree as follows:
1. Article 1 of the Agreement is amended by adding the following definitions to the end thereof:
(aaa) “Northern Department Store Group” or “NDSG” means the group of retail stores purchased by Bon-Ton from Saks Incorporated at or around the Amendment Effective Time as well as any retail stores subsequently acquired by Bon-Ton or its Affiliates bearing any of the nameplates Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s or Younkers; or, if applicable, rebranded to “Bon-Ton” or ”Elder-Beerman”.
(bbb) “NDSG Account” or “NDSG Private Label Account” means an Account arising from an application accepted at an NDSG retail store.
(ccc) “NDSG Card Sale” means any sale of Goods that Bon-Ton or any of its Affiliates makes to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to an NDSG Account.
(ddd) “NDSG Net Credit Sales” means gross NDSG Card Sales, minus Normal Business Returns and Chargebacks, during the specified period of time that are attributable to NDSG Accounts.
(eee) “NDSG Portfolio” means the NDSG Accounts.
(fff) “NDSG Prepaid Program Fee” shall have the meaning provided in Schedule 2.5.1.
In addition paragraph (a) of Section 1.1 of the Agreement is deleted and replaced to read in its entirety as follows:
“(a) “Account” or “Private Label Account” means a private label revolving credit card account established by Bank for the Cardholder to be used by the Cardholder to finance the purchase of Goods from Bon-Ton and its Affiliates (including, without limitation, NDSG) pursuant to the terms of the Cardholder Agreement.”
2. Section 2.1(a) of the Agreement is amended by adding the following paragraphs to the end thereof:

“Both parties agree that Bank may provide some or all of the above-referenced services for the NDSG Portfolio via a subservicer including without limitation Saks or an Affiliate of Saks, through January 31, 2007 or such earlier date as may be agreed by the parties (“NDSG Interim Servicing Period”); however HSBC will use best efforts to cause the NDSG Portfolio to be converted to HSBC systems from Saks’ systems by October 31, 2006. During the NDSG Interim Servicing Period, the NDSG Portfolio will be serviced at servicing performance levels consistent with those in the twelve (12) months immediately prior to the Amendment Effective Time for the NDSG Portfolio. To the extent that the NDSG Portfolio is not serviced at servicing levels consistent with those in the twelve (12) months immediately prior to the Amendment Effective Time, HSBC will use all commercially reasonable efforts to remedy such deficiencies. In addition, during the NDSG Interim Servicing Period, neither Section 11.2(c) nor Schedule 5.14 will apply to the NDSG Portfolio.
Both parties also agree that until the NDSG Portfolio is converted to HSBC systems, Bank is under no obligation to provide full color statement production for the NDSG Portfolio and may provide Bon-Ton with Periodic Program Reporting for the NDSG Portfolio as provided to NDSG as of the Amendment Effective Time. Following the date on which the NDSG Portfolio is converted to HSBC systems, Bank will provide full color statement production in the same or similar manner as provided to Bon-Ton as of the Amendment Effective Time and will provide Periodic Program Reporting for the NDSG Portfolio as set forth in Schedule 2.7(g).”
3. Schedule 2.1(b)(i) is amended to read in its entirety as set forth in such schedule attached hereto.
4. Schedule 2.4 of the Agreement is amended to read in its entirety as set forth in such schedule attached hereto.
5. Section 2.5 of the Agreement is amended by adding the following paragraph to the end thereof:
“If on the first and any subsequent anniversary of the Amendment Effective Time during the Initial Term, the sum of (i) NDSG-related net retail sales for the immediately preceding twelve (12) months plus (ii) any NDSG Unused Credits are 80% or less than the Amendment Effective Time Sales, Bank shall be entitled to recover and Bon-Ton agrees to pay Bank an amount equal to the product of (i) 1/6th of the NDSG Prepaid Program Fee, as defined on Schedule 2.5.1, multiplied by (ii) the difference of (A) 1 minus (B) the quotient of the sum of (x) NDSG-related net retail sales for the immediately preceding twelve (12) months plus (y) NDSG Unused Credits, such result divided by (z) the Amendment Effective Time Sales. The term “Amendment Effective Time Sales” means NDSG-related net retail sales for the twelve (12) months preceding the Amendment Effective Time. The term “NDSG Unused Credits” means the aggregate amount, if any, that on the first and any subsequent anniversary of the Amendment Effective Time during the Initial Term by which NDSG-related net retail sales for the immediately preceding twelve (12) months exceeds 110% of the Amendment Effective Time Sales, less any amounts used pursuant to this Section 2.5.”
6. Schedule 2.5.1 is added to the Agreement as set forth in such schedule attached hereto.
7. Schedule 2.6 of the Agreement is amended to read in its entirety as set forth in such schedule attached hereto.
8. Schedule 2.7(a) of the Agreement is amended to read in its entirety as set forth in such schedule attached hereto.

9. Schedule 2.7(f) of the Agreement is amended to read in its entirety as set forth in such schedule attached hereto.
10. Schedule 2.8 of the Agreement is amended to read in its entirety as set forth in such schedule attached hereto.
11. Section 2.12 of the Agreement is deleted and replaced in its entirety to read as follows:
“Bank will offer a debt cancellation product to Cardholders, including without limitation, NDSG Cardholders, as set forth in Schedule 2.12.”
12. Section 2.13 of the Agreement is amended by adding the following paragraphs to the end thereof:
Bank shall offer and support the existing NDSG-related Promotional Credit Plans as of the Amendment Effective Time. Subject to the limitations set forth in this Section 2.13, the cost of maintaining such Promotional Credit Plans shall be borne by Bank. Such Promotional Credit Plans offered shall have terms, duration, and conditions that are at least as favorable to Cardholders as those offered in conjunction with NDSG prior to the Amendment Effective Time. The Year End Settlement Sheet for each Calendar Year shall set forth (i) NDSG-related Average Private Label Receivables, (ii) NDSG-related Average Promotional Credit Plan Receivables, and (iii) the Net Yield for such Calendar Year calculated on all NDSG-related Billed Cardholder Debt.
If the dollar amount of the NDSG-related Average Promotional Credit Plan Receivables as a percentage of the NDSG-related Average Private Label Receivables for such Calendar Year exceeds 200 basis points above the same calculation for the previous Calendar Year, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bon-Ton shall pay to Bank within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of Net Yield to all NDSG-related Billed Cardholder Debt multiplied by (b) the dollar amount by which the NDSG-related Average Promotional Credit Plan Receivables for such Calendar Year exceeds 200 basis points above the same calculation for the twelve (12) months prior to the Amendment Effective Date.
If the dollar amount of the NDSG-related Average Promotional Credit Plan Receivables as a percentage of the NDSG-related Average Private Label Receivables for such Calendar Year is less than 200 basis points below the same calculation for the previous Calendar Year, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bank shall pay to Bon-Ton within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of Net Yield to all NDSG-related Billed Cardholder Debt multiplied by (b) the dollar amount by which the NDSG-related Average Promotional Credit Plan Receivables for such Calendar Year is less than 200 basis points below the same calculation for the twelve (12) months prior to the Amendment Effective Date.
13. The Agreement is amended by adding a new Section 4.2 immediately following Section 4.1 to read in its entirety as follows:
“Section 4.2 NDSG Portfolio Cardholder Agreement Terms and Conditions
The NDSG Portfolio Cardholder Agreement Terms and Conditions will be established according to Schedule 4.2”

14. Section 11.3(c) of the Agreement is deleted and replaced to read in its entirety as follows:
“(c) Upon termination of this Agreement by Bank pursuant to Section 11.2(b), Bon-Ton shall return to Bank a pro rata portion of the Prepaid Program Payment equal to the sum of 1/84th of the Prepaid Program Payment plus 1/75th of the NDSG-related Prepaid Program Fee, as set forth on Schedule 2.5.1, for each Month that would have otherwise been remaining in the Initial Term but for the termination of this Agreement.”
15. Promptly after the execution of this First Amendment, HSBC will deliver to Saks a notice, in form reasonably acceptable to Saks, advising Saks that HSBC has entered into a program agreement with Bon-Ton that satisfies the conditions set forth in Section 9.05(f) of the Program Agreement (the “Saks Program Agreement”) among HSBC, Saks and McRae’s, Inc., dated as of April 15, 2003, as amended.
16. The parties agree that no additional program launch costs or re-launch costs including but, not limited to, card reissuance, launch costs, or otherwise will be paid to Bon-Ton in connection with this First Amendment.
17. Both parties agree that Bon-Ton or Elder-Beerman branded Cards will not be accepted at NDSG retail stores and that NDSG-branded Cards will not be accepted at Bon-Ton or Elder-Beerman retail stores (“Cross-acceptance); however, Bank and Bon-Ton shall mutually agree on changes to the Agreement, if applicable, when such Cross-acceptance occurs.
18. Bank will provide additional support, for the combined Program items including, but not limited to the following: applications (development and production), plastics (ongoing and rewards program upgrades and downgrades), card carriers, any necessary HSBC system modifications to connect to NDSG/Bon-Ton existing systems, and an expanded account management team including: (i) additional account manager, (ii) additional store development/marketing manager, (iii) additional portfolio data manager (CRM), and (iv) additional portfolio administrator; provided that Bank is permitted to provide functional equivalents for these four (4) expanded account management team positions.
To the extent the provisions of this First Amendment are inconsistent with the Agreement, this First Amendment shall govern; provided, however, that the parties agree to cooperate in good faith to further amend the Agreement if it is determined that this First Amendment does not accurately reflect the full intent of the parties with respect to the incorporation of the NDSG Portfolio into the Agreement.
This First Amendment supersedes all prior communications and shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.
All capitalized terms not otherwise defined herein shall have the same meaning afforded them in the Agreement.
Except as otherwise modified herein, the terms and conditions of the Agreement remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereby execute this First Amendment by their authorized representatives.

The Bon-Ton Stores, Inc.		HSBC Bank Nevada, National Association

By:	/S/ H. TODD DISSINGER	By:	/S/ RICHARD C. KLESSE

Authorized Signature		Authorized Signature

H. Todd Dissinger		Richard C. Klesse

Name (Type or Print)		Name

Vice President and Treasurer		Executive Vice President

Title		Title

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